Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CollPlant Biotechnologies Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value NIS 1.50 per share (2)	457(c); 457(h)	600,000		$5.89	$3,534,000.00	$0.0001476	$521.62
Total Offering Amount			600,000			$3,534,000.00		$521.62
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$521.62

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional ordinary shares that become issuable under the CollPlant Biotechnologies Ltd. 2024 Share Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents ordinary shares issuable upon vesting of awards granted under the Plan as well as future award grants under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for purposes of calculating the filing fee pursuant to Rule 457 (c) and (h), the aggregate offering price and the fee have been computed upon the basis of the average of the high and low prices per share of the registrant’s ordinary shares as reported on the Nasdaq Global Market on May 28, 2024.